EXHIBIT 11

                              CARNIVAL CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)

                                               Three Months Ended
                                February 28, 1997             February 29, 1996
Net income                          $ 85,360                       $ 77,065
Adjustments to net income for
the purpose of computing fully
diluted earnings per share:
   Interest reduction from
   assumed conversion of 4.5%
   Convertible Subordinated
   Notes                                                              1,386
Adjusted net income                 $ 85,360                       $ 78,451


Weighted average shares
outstanding                          297,688                        285,389
Adjustments to weighted
average shares outstanding for the
purpose of computing fully diluted
earnings per share:
   Additional shares issuable upon
   assumed conversion of 4.5%
   Convertible Subordinated
   Notes                                                             6,618

Adjusted weighted average
shares outstanding                   297,688                       292,007

Earnings per share:
Primary                                 $.29                          $.27
Fully Diluted*                          $.29                          $.27



*In accordance with Accounting Principles Board Opinion No. 15, the Company does not present fully diluted EPS in its financial statements because the Company's convertible securities are anti-dilutive or result in a less than 3% dilution for the periods presented.